As filed with the Securities and Exchange Commission on February 20, 2026

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549

FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MOODY’S CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	13-3998945 (I.R.S. Employer Identification No.)
7 World Trade Center at 250 Greenwich Street New York, New York 10007 (Address of Principal Executive Offices, Zip Code)
MOODY’S CORPORATION DEFERRED COMPENSATION PLAN (AMENDED AND RESTATED AS OF JANUARY 1, 2020)
(Full title of the plan)
Richard Steele, Esq. Senior Vice President and General Counsel Moody’s Corporation 7 World Trade Center at 250 Greenwich Street New York, New York 10007 (212) 553-0300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Ron Mueller, Esq. Gibson, Dunn & Crutcher LLP 1700 M Street, N.W. Washington, DC 20036-4504 (202) 955-8671
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒ Non-accelerated filer ☐	Accelerated filer ☐ Smaller reporting company ☐ Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

INTRODUCTORY STATEMENT
This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Moody’s Corporation, a Delaware corporation (the “Company” or the “Registrant”) and the Moody’s Corporation Deferred Compensation Plan (as amended from time to time, the “Plan”) in order to register an additional $75,000,000 of unfunded and unsecured obligations of the Company (the “Obligations”) issuable under the Plan.
PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
Item 1. Plan Information.
The documents containing the information specified in Part I of Form S-8 have been or will be delivered to participants in the Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed by the Company with the SEC but constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents, which have previously been filed by the Company with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:
(1)the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed on February 18, 2026; and
(2)the Company’s Current Report on Form 8-K filed on January 12, 2026.
In addition, all documents subsequently filed by the Company or the Plan with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that the documents listed above or subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the SEC of the Company’s Annual Report on Form 10-K covering such year shall cease to be incorporated documents or be incorporated by reference in this Registration Statement from and after the filing of such Annual Reports. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Company or the Plan discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this Registration Statement.
Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.
This Registration Statement covers an additional $75,000,000 of Obligations to be offered to certain of the Company’s eligible employees that have elected to participate in the Plan (“Participants”) pursuant to the terms of the Plan. The Obligations are general unfunded and unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Plan, are represented by bookkeeping accounts established and maintained by the Company for the Participants, and rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. Any assets of the Company that may be segregated or identified by the Company for the purpose of paying deferred compensation obligations under the Plan are general corporate assets of the Company subject to the claims of its creditors.
Each Participant may select one or more deemed investment options offered under the Plan for the deemed investment of the Participant’s account and future contributions. The Company’s Management and Benefits Committee (the “Committee”) has discretion to determine which deemed investment options will be available under the Plan. Participant accounts are adjusted each business day to reflect the performance of the applicable investment options.
The Company determines the amount of compensation deferred by each Participant in the Plan in accordance with the terms of the Plan based upon elections by each Participant. Each Participant’s account under the Plan consists of: (a) deferred compensation amounts; (b) amounts the Company contributes under the terms of the Plan; and (c) any deemed earnings or losses thereon based on deemed investment options offered under the Plan. The Participant is fully vested in their deferred compensation amounts and any deemed earnings or losses thereon. Any Company matching or other Company contributions (and deemed earnings or losses thereon) vest after the Participant completes three years of vesting service, if the Participant dies or incurs a disability while an employee of the Company or if a change in control of the Company occurs while the Participant is an employee of the Company.
Pursuant to procedures adopted by the Committee, at the time compensation deferrals are elected, Participants may elect to allocate such deferred compensation amounts into a separate subaccount and specify a time while the Participant is still employed by the Company to receive a cash lump sum distribution of that subaccount, payable no earlier than the beginning of the third calendar year following the year to which the amounts relate. Such deferred compensation amounts may also be re-deferred, subject to various conditions set forth in the Plan. If no such election to receive an in-service distribution is made, or if the Participant dies, incurs a disability or terminates employment (other than due to retirement) prior to receiving the scheduled in-service distribution, the Participant will generally receive a cash lump sum distribution of their vested account as soon as reasonably practicable after their employment ends (or after their death or disability, as applicable) for a reason other than their retirement. However, Participants who retire after meeting the retirement guidelines under the Plan, (1) will still have any vested Company contributions (and deemed earnings or losses thereon) distributed in a lump sum as soon as reasonably practicable following their retirement, and (2) can elect to have their deferred compensation amounts (and deemed earnings or losses thereon) distributed in either a lump sum or in up to 10 annual installments, provided that any account balance of less than $10,000 shall be payable only in a lump sum. Participants can also elect to have the lump sum or installment payments commence either as soon as reasonably practicable following retirement or five years from the date of retirement. Notwithstanding the foregoing, for a Participant that is a “Specified Employee” (as defined in the Plan), distribution of the Participant’s vested account following the termination of the Participant’s employment will be paid no earlier than the six-month anniversary of the Participant’s termination of employment, except in the event of the Participant’s death. Additionally, all or a part of a Participant’s vested account may be distributed in accordance with the Plan in the event the Participant suffers a sudden, unforeseeable and severe financial hardship resulting from circumstances and events described in the Plan. If the Company experiences a change in control (as defined in the Plan), then, if elected by the Participant at the time the Participant’s deferral election for a year is submitted, the Participant’s entire vested account will be distributed in a cash lump sum within 30 days of the change in control. Distributions are paid in cash and Participants may not elect a form of distribution other than as provided in the Plan.

A Participant cannot alienate, sell, transfer, assign, pledge, attach or otherwise encumber the Obligations, except for designation of a beneficiary in accordance with the Plan or in the case of a domestic relations order. If no beneficiary is specified or if the beneficiary does not survive the Participant, the Participant is deemed to have designated (i) the Participant's surviving spouse; or (ii) if the Participant is not married or the spouse died before the Participant, the Participant's estate.
The Obligations are not convertible into any other security of the Company. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. No trustee has been appointed having the authority to take action with respect to the Obligations, and each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Obligations, enforcing covenants and taking action upon a default.
The Committee administers the Plan and has the power and authority to take all action and to make all decisions and interpretations that may be necessary or appropriate in order to administer and operate the Plan.
The Obligations are not subject to redemption, in whole or in part, prior to the termination of employment, retirement, disability or death of the Participant, other than if the Participant has elected an in-service distribution in accordance with terms described above. However, the Board of Directors of the Company or the Committee may amend the Plan at any time and/or terminate the Plan and distribute all account balances under the Plan, except that no such amendment or termination will adversely affect a Participant’s right to the Participant’s previously vested account without the Participant’s consent.
Item 5. Interests of Named Experts and Counsel.
Richard Steele, Esq., Senior Vice President and General Counsel of the Company, has rendered an opinion as to the validity of the Obligations registered hereby. Mr. Steele is a participant in the Plan and will receive benefits under the Plan.
Item 6. Indemnification of Directors and Officers.
Section 145 of the General Corporation Law of the State of Delaware empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer, director, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.
The Registrant’s certificate of incorporation provides that the Registrant shall indemnify directors and officers made party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including appeals, to the fullest extent permitted by the laws of the State of Delaware. Such indemnification shall continue after an individual ceases to be an officer or director and shall inure to the benefit of the heirs, executors and administrators of such person. The Registrant’s certificate of incorporation also provides that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.
The indemnification rights conferred by the certificate of incorporation of the Registrant are not exclusive of any other right to which a person seeking indemnification may otherwise be entitled. The Registrant will also provide liability insurance for the directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.

Exhibit No.	Exhibit Description
4.1	Restated Certificate of Incorporation of Moody’s Corporation, effective April 17, 2024 (incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed April 19, 2024).
4.2	Amended and Restated By-laws of Moody’s Corporation, effective October 14, 2025 (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K filed February 18, 2026).
5.1*	Opinion of Richard Steele, Esq., Senior Vice President and General Counsel.
23.1*	Consent of KPMG LLP.
23.2*	Consent of Richard Steele (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page of this Registration Statement).
99.1
Moody’s Corporation Deferred Compensation Plan (amended and restated as of January 1, 2020) (incorporated by reference to Exhibit 10.5 to the Company’s Annual Report on Form 10-K filed February 22, 2021).

107.1*	Filing Fee Table
* Filed herewith

Item 9. Undertakings.
(a)The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective registration statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 20th day of February, 2026.
MOODY’S CORPORATION
By:/s/ Richard Steele
Name: Richard Steele
Title: Senior Vice President and General Counsel
POWER OF ATTORNEY
We, the undersigned officers and directors of Moody’s Corporation, do hereby constitute and appoint Richard Steele and Noémie Heuland, and each of them acting alone, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents may deem necessary or advisable to enable said Registrant to comply with the Securities Act and any rules, regulations and requirements of the SEC, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) and supplements hereto and we do hereby ratify and confirm all that said attorneys and agents shall do or cause to be done or have done or caused to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Robert Fauber Robert Fauber	President, Chief Executive Officer and Director (Principal Executive Officer)	February 20, 2026

/s/ Noémie Heuland Noémie Heuland	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	February 20, 2026

/s/ Jason Phillips Jason Phillips	Chief Accounting Officer and Corporate Controller (Principal Accounting Officer)	February 20, 2026

/s/ Jorge A. Bermudez Jorge A. Bermudez	Director	February 20, 2026

/s/ Sumit Dhawan Sumit Dhawan	Director	February 20, 2026

/s/ Thérèse Esperdy Thérèse Esperdy	Director	February 20, 2026

/s/ Vincent A. Forlenza Vincent A. Forlenza	Chairman of the Board of Directors	February 20, 2026

/s/ Jose Minaya Jose Minaya	Director	February 20, 2026

/s/ Leslie F. Seidman Leslie F. Seidman	Director	February 20, 2026

/s/ Zig Serafin Zig Serafin	Director	February 20, 2026

/s/ Bruce Van Saun Bruce Van Saun	Director	February 20, 2026